Exhibit 99.2
Liggett Group LLC and
Subsidiaries
Consolidated Financial Statements
as of December 31, 2010 and 2009,
and for each of the three years
ended December 31, 2010, 2009 and 2008

Liggett Group LLC and Subsidiaries
Index
December 31, 2010 and 2009

Page(s)

Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2010 and 2009	2-3
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	4
Consolidated Statement of Member’s Investment	5
Consolidated Statements of Cash Flows	6-7
Notes to Consolidated Financial Statements	8-43
Consolidated Financial Statement Schedule
Schedule II — Valuation and Qualifying Accounts	44

Report of Independent Registered Public Accounting Firm
To the Managers and the
Member of Liggett Group LLC:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries (the “Company”), a wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers
Raleigh, North Carolina
February 25, 2011

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2010 and 2009

(in thousands of dollars)

	2010	2009
Assets
Current assets
Cash and cash equivalents	$5	$9
Accounts receivable
Trade, less allowances of $230 and $336, respectively	1,683	7,480
Related parties	14,303	10,905
Other	443	980
Inventories	101,715	92,703
Restricted assets	2,069	3,138
Tax receivable from parent	—	26,147
Deferred taxes	3,702	573
Other current assets	1,284	1,080

Total current assets	125,204	143,015
Property, plant and equipment, net	52,713	37,916
Prepaid pension costs	13,935	8,994
Restricted assets	5,883	2,012
Due from related parties	—	1,254
Deferred taxes	531	975
Other assets	13,459	13,091

Total assets	$211,725	$207,257

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets (continued)
December 31, 2010 and 2009

(in thousands of dollars)

	2010	2009

Liabilities and Member’s Investment
Current liabilities
Current portion of long-term debt	$4,367	$2,551
Revolving credit facility	35,710	17,382
Current portion of pension and post-retirement liabilities	1,014	1,029
Accounts payable — trade	6,375	2,462
Accrued promotional expenses	13,811	12,099
Income taxes payable	19,675	266
Other accrued taxes, principally excise taxes	18,507	24,088
Estimated allowance for sales returns	3,850	3,330
Settlement accruals	45,448	16,080
Deferred taxes	2,275	767
Other current liabilities	1,718	1,379

Total current liabilities	152,750	81,433

Long-term debt, less current portion	20,885	9,056
Non-current employee benefits	16,279	19,804
Deferred income taxes	1,659	1,387
Other long-term liabilities	26,216	19,424

Total liabilities	217,789	131,104

Commitments and contingencies (Note 10)

Member’s Investment
Contributed capital	10,346	67,088
Accumulated other comprehensive loss	(16,410)	(21,749)
Retained earnings	—	30,814

Total member’s investment	(6,064)	76,153

	$211,725	$207,257

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009, and 2008

(in thousands of dollars)

	2010	2009	2008

Revenues *	$957,222	$762,208	$529,091

Expenses
Cost of goods sold	766,662	563,773	326,682
Operating, selling, administrative and general expenses	59,798	52,827	51,147
Management fees paid to Vector Group Ltd.	8,020	7,723	7,439
Net (gain)/loss on sale of assets	80	128	(335)
Legal judgment and settlement charges	16,161	0	0
Gain on sale of trademarks	—	(5,000)	—
Restructuring and impairment charges	—	—	(35)

Operating income	106,501	142,757	144,193

Other income (expenses)
Interest income	36	102	848
Interest expense	(1,040)	(802)	(1,595)

Income before income taxes	105,497	142,057	143,446
Income tax provision	(41,103)	(52,643)	(55,074)

Net income	$64,394	$89,414	$88,372

*	Revenues and cost of goods sold include excise taxes of $484,115, $325,407, and $145,958 for the years ended December 31, 2010, 2009, and 2008, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Member’s Investment
Years Ended December 31, 2010, 2009, and 2008

(in thousands of dollars)

		Accumulated
		Other	Retained
	Contributed	Comprehensive	Earnings/
	Capital	Income (Loss)	(Deficit)	Total

Balance at January 1, 2008	$69,453	$3,528	$11,373	$84,354
Net income	—	—	88,372	88,372
Change in pension related amounts, net of taxes	—	(32,813)	—	(32,813)
Change in fair value of forward contracts, net of taxes	—	35	—	35

Total comprehensive income	—	—	—	55,594

Adoption of SFAS No. 158 measurement date	—	(11)	740	729
Distributions	(2,365)	—	(100,485)	(102,850)

Balance at December 31, 2008	67,088	(29,261)	—	37,827

Net income	—	—	89,414	89,414
Change in pension related amounts, net of taxes	—	7,476	—	7,476
Change in fair value of forward contracts, net of taxes	—	36	—	36

Total comprehensive income	—	—	—	96,926

Distributions	—	—	(58,600)	(58,600)

Balance at December 31, 2009	67,088	(21,749)	30,814	76,153

Net income	—	—	64,394	64,394
Change in pension related amounts, net of taxes	—	5,290	—	5,290
Change in fair value of forward contracts, net of taxes	—	49	—	49

Total comprehensive income	—	—	—	69,733

Distributions	(56,742)	—	(95,208)	(151,950)

Balance at December 31, 2010	$10,346	$(16,410)	$—	$(6,064)

The Membership interests are pledged as collateral for Liggett Group LLC’s guarantee of Parent’s debt. See Note 1.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009, and 2008

(in thousands of dollars)

	2010	2009	2008
Cash flows from operating activities
Net income	$64,394	$89,414	$88,372
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,475	7,170	6,766
Deferred income taxes	(916)	(9,554)	(3,684)
(Gain) loss on sale of assets	76	127	(335)
Restructuring charges, changes in estimates	—	—	(35)
Cash payments on restructuring liabilities	—	(110)	(88)
Changes in assets and liabilities
Trade accounts receivable	5,797	1,590	(6,344)
Related party receivable	24,003	1,409	(4,927)
Other receivables	537	(306)	(390)
Inventories	(9,012)	(4,932)	(5,344)
Income taxes payable	19,420	(37,719)	(258)
Other assets	(360)	(1,537)	(1,145)
Accounts payable, trade	3,401	(1,085)	(1,085)
Accrued expenses	26,357	15,869	12,301
Employee benefits	(3,191)	(2,012)	15,893
Other long-term liabilities	6,792	6,595	4,669
Change in book overdraft	512	(63)	198

Net cash provided by operating activities	145,285	64,856	104,564

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	187	70	404
(Increase) decrease in restricted assets	(2,802)	1,678	1,054
Increase in cash surrender value of life insurance policies	(261)	(256)	(230)
Capital expenditures	(22,436)	(2,593)	(5,453)

Net cash used in investing activities	(25,312)	(1,101)	(4,225)

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2010, 2009, and 2008

(in thousands of dollars)

	2010	2009	2008
Cash flows from financing activities
Repayments of debt	(8,629)	(3,990)	(4,631)
Proceeds from the issuance of debt	22,274	—	2,745
Borrowings under revolving credit facility	1,034,894	749,476	531,251
Repayments under revolving credit facility	(1,016,566)	(751,609)	(526,518)
Distributions to Parent	(151,950)	(58,600)	(102,850)

Net cash used in financing activities	(119,977)	(64,723)	(100,003)

Net increase (decrease) in cash and cash equivalents	(4)	(968)	336

Cash and cash equivalents
Beginning of year	9	977	641

End of year	$5	$9	$977

Supplemental disclosures of cash flow information
Cash payments during the period for
Interest	$737	$804	$1,595

Income taxes	$1	$420	$39

Tax sharing payments to Parent	$—	$104,050	$39,100

Supplemental schedule of non-cash investing and financing activities
•	Liggett recorded other comprehensive loss of ($32,813) (net of taxes) in 2008 and $5,290 (net of taxes) and $7,476 (net of taxes) in other comprehensive income during 2010 and 2009, respectively, in relation to certain of its pension plans (Note 5). In 2010, 2009 and 2008, Liggett recorded $49 (net of taxes), $36 (net of taxes), and $35 (net of taxes), respectively, in comprehensive income in relation to the change in fair value of forward contracts.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
1.	Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is engaged primarily in the manufacture and sale of discount cigarettes, principally in the United States. Certain management and administrative functions are performed by affiliates (Note 11).

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liggett Vector Brands Inc. (“Liggett Vector Brands”), a company related through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett.

Vector and VGR are holding companies and as a result do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which require interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2010, 2009, and 2008, Liggett made distributions of $151,950, $58,600, and $102,850, respectively, to VGR. VGR must redeem $11,000 of its outstanding 3.875% Variable Interest Senior Convertible Debentures by June 15, 2011.

The Company has evaluated events that occurred subsequent to December 31, 2010, through the financial statement issue date of February 25, 2011 and determined that there were no recordable or reportable subsequent events.

11% Senior Secured Notes due 2015 — Vector

Vector has outstanding $415,000 principal amount of its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The Senior Secured Notes were sold in August 2007 ($165,000), September 2009 ($85,000), April 2010 ($75,000) and December 2010 ($90,000) in private offerings to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933.

In May 2008 and June 2010, Vector completed offers to exchange the Senior Secured Notes then outstanding for an equal amount of newly issued 11% Senior Secured Notes due 2015. The new Senior Secured Notes have substantially the same terms as the original Notes, except that the new Senior Secured Notes have been registered under the Securities Act. Vector agreed to consummate a registered exchange offer for the additional Senior Secured Notes issued in December 2010 within 360 days after the date of their initial issuance. If Vector fails to timely comply with its registration obligations, it will be required to pay additional interest on these notes until it complies.

The Senior Secured Notes pay interest on a semi-annual basis at a rate of 11% per year and mature on August 15, 2015. Vector may redeem some or all of the Senior Secured Notes at any time prior

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
to August 15, 2011 at a make-whole redemption price. On or after August 15, 2011 Vector may redeem some or all of the Senior Secured Notes at a premium that will decrease over time, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. In the event of a change of control, as defined in the indenture governing the Senior Secured Notes, each holder of the Senior Secured Notes may require Vector to repurchase some or all of its Senior Secured Notes at a repurchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest and liquidated damages, if any to the date of purchase.

The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by all of the 100% owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses, including Liggett. Liggett’s stock has been pledged as collateral for the guarantee of the Senior Secured Notes. Liggett’s consolidated balance sheet, statement of operations and statement of stockholder’s equity (deficit) as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 do not reflect any accounts related to these notes as the debt is not acquisition related.

Liggett’s cash flows from operations may be utilized to fund the interest and debt obligation of the Senior Secured Notes via distributions by Liggett to Vector.

Additional Parent Company Notes

As of December 31, 2010, Vector has debt with a net amount of approximately $81,404 (face amount $267,530) in addition to the Senior Secured Notes previously discussed. This $81,404 is not reflected in Liggett’s consolidated financial statements as these obligations are not collateralized by the Liggett assets nor has Liggett guaranteed these obligations. It is anticipated that the majority of the payments on this $81,404 will be funded by Liggett’s operations.

In addition to the Senior Secured Notes, the Company may have to fund certain deferred tax liabilities of Vector (Note 6).

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, other services and employee benefits and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in management fees paid to Vector in the Company’s consolidated statements of operations of $8,020, $7,723 and $7,439 in 2010, 2009 and 2008, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in 2010, 2009 and 2008 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as information technology systems and infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a stand-alone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2010, 2009 and 2008.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc., 100 Maple LLC and Liggett & Myers Holdings Inc. All significant intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 2010 and 2009 and the reported amounts of revenues and expenses during the three years ended December 31, 2010, 2009 and 2008, respectively. Significant estimates subject to material changes in the near term include restructuring and impairment charges, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension plans, settlement accruals including Master Settlement Agreement (“MSA”) liabilities, and litigation and defense costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. The Company places its cash and cash equivalents with large commercial banks. The Federal Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) insure these balances, up to $250 and $500, respectively. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $5 and $9 at December 31, 2010 and 2009, respectively. All bank deposits at December 31, 2010 and December 31, 2009 are insured by the FDIC.

Accounts Receivable

Accounts receivable-trade are recorded at their net realizable value. The allowance for doubtful accounts and cash discounts was $230 and $336 at December 31, 2010 and 2009, respectively.

Inventories

Tobacco inventories are stated at the lower of cost or market with cost determined using the last-in, first-out method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year.

Restricted Assets

Restricted assets of $2,069 at December 31, 2010 were classified as current assets. This balance consisted of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $5,883 at December 31, 2010 consisted of deposits associated with financed equipment and legal bonds posted in connection with ongoing litigation.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
Restricted assets of $3,138 at December 31, 2009 were classified as current assets. This balance consisted of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $2,012 at December 31, 2009 consisted of deposits associated with financed equipment.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are 20 years for buildings and four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment against their related future undiscounted cash flows. If the carrying value is greater than such cash flows, then impairment is deemed to exist. The amount of any impairment is determined by comparing the long-lived asset’s carrying value against its fair value, which is determined using discounted future cash flows.

Other Assets

Included in other current assets are point-of-sale materials of $381 and $304 as of December 31, 2010 and 2009, respectively. The remaining balances of $903 and $776 at December 31, 2010 and 2009, respectively, relate to prepaid expenses and deposits.

Other non-current assets include spare parts for property, plant and equipment of $5,057 and $4,744, net of reserves of $1,236 and $1,139, as of December 31, 2010 and 2009, respectively.

Deferred financing charges of $56 and $104 as of December 31, 2010 and 2009, respectively, relate to the Company’s debt agreement with Wells Fargo and have been recorded as other assets. The Company recognized amortization expense of $48 in 2010, 2009, and 2008 related to deferred finance charges

The remaining balances of $8,346 and $8,243 at December 31, 2010 and 2009, respectively, relate primarily to other receivables, and pre-paids.

Revenue Recognition

Revenues from sales are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries. Certain sales incentives, including buydowns, are classified as reductions of net sales. The Company includes federal excise taxes in revenues and cost of goods sold. Such revenues and cost of goods sold totaled $484,115, $325,407 and $145,958 for the years ended December 31, 2010, 2009 and 2008, respectively. The large increase in 2009 from 2008 was due to the $6.17 per carton increase implemented on April 1, 2009. Since the Company’s line of business is tobacco, the Company’s

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are not billed to customers nor recorded as sales revenue. Shipping and handling costs, which were $4,784, $3,487 and $3,914 for 2010, 2009 and 2008, respectively, are recorded in selling, general and administrative expenses.

Advertising Costs

Advertising and related agency costs are expensed as incurred and were $2,966, $3,145 and $3,255 for the years ended December 31, 2010, 2009 and 2008, respectively. These costs are recorded as selling, general and administrative expenses.

Research and Development Costs

Research and development costs are expensed as incurred, and were $1,058, $981 and $1,028 for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Compensation

The Company, through an affiliate, accounts for stock compensation plans by measuring compensation cost for share-based payments at fair value.

Employee Benefits

The Company sponsors a postretirement benefit plan and records an actuarially determined liability and charges operations for the estimated cost of postretirement benefits for current employees and retirees.

The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. The funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and postemployment benefit plans is recognized on the balance sheet. The measurement date for determining the funded status of the plans is December 31, 2010 and 2009. (See Note 5.)

Income Taxes

The Company recognizes the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. Any liabilities created for unrecognized deferred tax benefits are presented as a liability and not combined with deferred tax liabilities or assets.

Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
deemed more likely than not that future taxable income will be insufficient to realize some portion or all of the deferred tax assets.

Liggett’s U.S. income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a standalone basis. The Company’s entities currently join in the filing of a consolidated U.S. tax return with Vector and its other U.S. subsidiaries.

Contingencies

The Company records product liability legal expenses and other litigation costs as selling, general and administrative expenses as those costs are incurred. As discussed in Note 10, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in Note 10, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred. Litigation is subject to many uncertainties, and it is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.

Distributions and Dividends on Common Stock

The Company records distributions on its common stock as dividends in its consolidated statement of member’s investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction to contributed capital.

Comprehensive Income

Other comprehensive income is a component of member’s investment and relates to pension related adjustments and the change in the estimated fair value of forward contracts. The Company’s comprehensive income was $69,733, $96,926, and $55,594 for the years ended December 31, 2010, 2009, and 2008, respectively.

The components of accumulated other comprehensive income (loss), net of taxes, were as follows at December 31:

	2010	2009

Forward contracts adjustment, net of taxes of $139 and $165, respectively	$(204)	$(253)
Pension-related amounts, net of taxes of $9,518 and $13,038, respectively	(16,206)	(21,496)

Accumulated other comprehensive loss	$(16,410)	$(21,749)

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
This forward contract relates to a prior contract no longer open at December 31, 2010 and 2009, respectively. It is being amortized over the life of the fixed asset originally associated with the contract.

Fair Value of Financial Instruments

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

	December 31,		December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$5	$5	$9	$9
Restricted assets	7,952	7,952	5,150	5,150
Financial liabilities
Notes payable and long-term debt	$60,962	$60,962	$28,989	$29,225

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance intended to improve disclosure about fair value measurements. The guidance requires entities to disclose significant transfers in and out of fair value hierarchy levels and the reasons for the transfers and to present information about purchases, sales, issuances, and settlements separately in the reconciliation of fair value measurements using significant unobservable inputs (Level 3). Additionally, the guidance clarifies that a reporting entity should provide fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used for fair value measurements using significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). This guidance is effective for interim and annual periods beginning after December 15, 2009 except for the disclosure about purchases, sales, issuances and settlements in the Level 3 reconciliation, which will be effective for annual periods beginning after December 15, 2010. The Company adopted this authoritative guidance, with the exception of the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation. The adoption of this guidance did not impact the Company’s 2010 consolidated financial statements. The remaining disclosures will be added to the Company’s future filings when applicable

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. No single retail customer represented more than 10% of Liggett’s revenues in 2010, 2009 and 2008. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States, comprising Liggett’s customer base. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

3.	Inventories

Inventories consist of the following at December 31:

	2010	2009

Leaf tobacco	$54,479	$48,613
Other raw materials	4,074	3,497
Work-in-process	2,067	2,388
Finished goods	62,375	53,826

Inventories at current cost	122,995	108,324
LIFO adjustment	(21,280)	(15,621)

	$101,715	$92,703

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $41,896 at December 31, 2010. During 2007, the Company entered into a single source supply agreement for fire safe cigarette paper through 2012.

The Company capitalizes the incremental prepaid cost of the Master Settlement Agreement in ending inventory. The prepaid cost of MSA was $14,627 and $11,909 at December 31, 2010 and 2009, respectively. MSA expense was decreased by $648 in 2010 for 2009 and increased by $598 in 2009 for 2008 as a result of a change in estimate to the MSA assessment.

4.	Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

	2010	2009

Land and land improvements	$1,418	$1,418
Buildings	13,722	13,722
Machinery and equipment	100,517	80,712

Property, plant and equipment	115,657	95,852
Less accumulated depreciation	(62,944)	(57,936)

Property, plant and equipment, net	$52,713	$37,916

Depreciation expense for the years ended December 31, 2010, 2009, and 2008 was $7,377, $7,122, and $6,718, respectively. Future machinery and equipment purchase commitments were $2,726 at December 31, 2010.

5.	Employee Benefits Plans

Defined Benefit Plans

Liggett sponsors three defined benefit pension plans (two qualified and one non-qualified) covering virtually all individuals who were employed by Liggett on a full-time basis prior to 1994. Future accruals of benefits under these three defined benefit plans were frozen between 1993 and 1995. These benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations were measured at December 31, 2010 and 2009.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
Postretirement Medical and Life Plans

The Company provides certain postretirement medical and life insurance benefits to certain employees. Substantially all manufacturing employees as of December 31, 2010 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 375 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, an affiliate provides life insurance benefits to approximately 210 active employees and 465 retirees who reach retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans. The Company’s postretirement liabilities are comprised of Medicare Part B and life insurance premiums.

Computation of Defined Benefit and Postretirement Benefit Plan Liabilities

The funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans and postemployment benefit plans is recognized on the Company’s consolidated balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credit and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive income (loss) in the Company’s consolidated statement of member’s investment.

The following table summarizes amounts in accumulated other comprehensive (income) loss that are expected to be recognized as components of net periodic benefit cost (credit) for the year ending December 31, 2011.

Defined
	Benefit	Post -
	Pension	Retirement
	Plan	Plans	Total

Actuarial loss (gain)	$789	$(88)	$701

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The following provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

			Other
	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at January 1	$(127,600)	$(123,850)	$(9,405)	$(8,743)

Service cost	(825)	(838)	(13)	(15)
Interest cost	(6,951)	(7,895)	(521)	(566)
Benefits paid (including expenses)	12,265	12,551	574	596
Time contractual termination benefits	—	—	—	—
Actuarial gain/(loss)	(3,394)	(7,568)	(485)	(677)

Benefit obligation at December 31	$(126,505)	$(127,600)	$(9,850)	$(9,405)

Change in plan assets
Fair value of plan assets at January 1	$125,167	$111,266	$—	$—

Actual return on plan assets	19,731	26,087	—	—
Contributions	361	365	574	596
Benefits paid (including expenses)	(12,265)	(12,551)	(574)	(596)

Fair value of plan assets at December 31	$132,994	$125,167	$—	$—

Funded status at December 31	$6,489	$(2,433)	$(9,850)	$(9,406)

Amounts recognized in the balance sheet:
Prepaid pension cost	$13,935	$8,994	$—	$—
Other accrued expenses	(352)	(357)	(665)	(680)
Non-current employee benefit liabilities	(7,094)	(11,070)	(9,185)	(8,726)

Net amounts recognized	$6,489	$(2,433)	$(9,850)	$(9,406)

				Other
	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Actuarial assumptions
Discount rates — benefit obligation	5.25%	5.75%	6.75%	5.25%	5.75%	6.75%
Discount rates — service cost	5.75%	6.75%	6.25%	5.75%	6.75%	6.25%
Assumed rates of return on invested assets	7.00%	7.50%	7.50%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)

				Other
	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Service cost — benefits earned during the period	$825	$838	$808 *	$13	$15	$15
Interest cost on projected benefit obligation	6,951	7,895	7,862	521	567	591
Expected return on assets	(8,271)	(7,817)	(12,145)	—	—	—
Amortization of net loss (gain)	1,358	2,136	101	(130)	(163)	(180)

Net (income) expense	$863	$3,052	$(3,374)	$405	$419	$426

*	$500 and $350 of this service cost amount represents the expected administrative expenses of the salaried and hourly pension plans in 2010 and 2009 respectively.
As of December 31, 2010, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined
	Benefit	Post-
	Pension	Retirement
	Plans	Benefits	Total

Prior year accumulated other comprehensive income (loss)	$(35,536)	$1,003	$(34,533)
Amortization of gain (loss)	1,358	(130)	1.228
Net gain (loss) arising during the year	8,066	(485)	7,581

Current year accumulated other comprehensive income (loss)	$(26,112)	$388	$(25,724)

As of December 31, 2010, there was $25,724 of items not yet recognized as a component of net periodic pension costs, which consisted of future pension costs of $26,112 associated with the amortization of net losses.

As of December 31, 2010, there was $388 of items not yet recognized as a component of net periodic postretirement benefit, which consisted of future benefits associated with the amortization of net gains.

As of December 31, 2010, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $29,973, $29,973 and $0, respectively. As of December 31, 2009, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $90,216, $90,216 and $64,385, respectively.

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations. The aforementioned analysis analyzes the cash flow from each of the Company’s two qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 4.8%, 3.0%, and 2.5% for the years ended December 31, 2010, 2009 and 2008, respectively, and the Company’s actual five-year annual rate of return on its pension plan assets was 5.7%, 3.5%, and 1.2% for the years ended December 31, 2010, 2009, and 2008, respectively.

Gains and losses result from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2010, Liggett used a 16.01-year period for its Hourly Plan and an 17.56-year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

In 2008, the Liggett Employee Benefits Committee temporarily suspended its target asset allocation percentages due to the volatility in the financial markets. Even though such allocation percentages were suspended, investment manager performance versus their respective benchmarks was still monitored on a regular basis. Effective January 1, 2011, the Liggett Employee Benefits Committee has reinstated its target assets allocation to equal 50% equity investments, 27.5% investment grade fixed income, 7.5% high yield fixed income, 10.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett’s defined benefit retirement plan allocations at December 31, 2010 and 2009, by asset category, were as follows:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)

	Plan Assets
	At
	December 31,
	2010	2009
Asset category
Equity securities	51%	50%
Investment grade fixed income securities	26%	26%
High yield fixed income securities	4%	2%
Alternative investments	9%	8%
Short-term investments	10%	14%

	100%	100%

The defined benefit plan’s recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value Measurements as of December 31, 2010
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,359	$—	$2,359	$—
Amounts in individually managed investment accounts:
Cash	14,108	14,108	—	—
U.S. equity securities	53,916	53,916	—	—
Common collective trusts	50,631	—	45,722	4,909
Investment partnership	11,996	—	—	11,996

Total	$133,010	$68,024	$48,081	$16,905

	Fair Value Measurements as of December 31, 2009
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,684	$—	$2,684	$—
Amounts in individually managed investment accounts:
Cash, mutual funds and common stock	71,726	71,726	—	—
Common collective trusts	40,210	—	38,752	1,458
Investment partnership	10,182	—	—	10,182

Total	$124,802	$71,726	$41,436	$11,640

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The fair value determination disclosed above of assets as Level 3 under the fair value hierarchy was determined based on unobservable inputs and were based on company assumptions, and information obtained from the investments based on the indicated market values of the underlying assets of the investment portfolio.

The changes in the fair value of these Level 3 investments as of December 31, 2010 and 2009 were as follows:

	December 31, 2010	December 31, 2009

Prior year balance	$11,640	$15,285

Distributions	(1,107)	(8,978)
Contributions	4,000	—
Unrealized gain on long-term investments	2,113	3,913

Realized gain on long-term investments	259	1,420

Balance as of December 31	$16,905	$11,640

For 2010 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between (5.25%) and 6.8% between 2011 and 2019 and 4.5% after 2019. For 2009 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between (7.2%) and 24.7% between 2010 and 2018 and 4.5% after 2018.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1%	1%
	Increase	Decrease
Effect on total of service and interest cost components	$9	$(8)
Effect on benefit obligation	$164	$(151)
To comply with ERISA’s minimum funding requirements, the Company does not currently anticipate that it will be required to make any funding to the pension plans for the pension plan year beginning on January 1, 2011 and ending on December 31, 2011. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Estimated future pension and postretirement medical benefits payments are as follows:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)

		Postretirement
	Pension	Medical
2011	$11,956	$666
2012	11,673	734
2013	11,192	696
2014	15,333	691
2015	10,413	694
2016 — 2020	45,989	3,471
Profit Sharing Plans

Liggett Vector Brands maintains 401(k) plans for substantially all employees which allow eligible employees to invest a percentage of their pre-tax compensation. Liggett Vector Brands is obligated to match a certain portion of employee contributions to the 401(k) plan. Accordingly, Liggett Vector Brands allocated to Liggett contribution expenses of $1,032, $979, and $957 for the years ended December 31, 2010, 2009 and 2008, respectively.

6.	Income Taxes

Liggett’s operations are included in the consolidated federal income tax return of its indirect parent, Vector. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. Accordingly, federal deferred income taxes which would normally be reflected in the accompanying consolidated financial statements are presented by Vector. The Company expenses and pays Vector their portion of the consolidated income tax expense in accordance with the tax allocation agreement.

The amounts provided for income taxes are as follows:

	2010	2009	2008
Current
Federal	$33,650	$43,160	$46,583
State	8,725	19,235	10,263
Deferred
Federal	—	—	—
State	(1,272)	(9,752)	(1,772)

Total tax provision	$41,103	$52,643	$55,074

Historically, Liggett has paid Vector on a quarterly basis for its tax liabilities. While these payments have been made to the parent they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector level.

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)

	2010		2009
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$286	$—	$266	$—
Inventories	93	2,275	112	767
Property, plant and equipment	—	1,659	—	1,333
Employee benefit plan accruals	556	—	977	54
Tobacco litigation settlements	3,298	—	163	—
Forward contracts	—	—	30	—

Total deferred tax	$4,233	$3,934	$1,548	$2,154

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows:

	2010	2009	2008

Income before income taxes	$105,497	$142,057	$143,446

Federal income tax at statutory rate	36,924	49,720	50,206
State income taxes, net of federal tax benefit	4,844	6,164	5,519
Impact of IRS audit settlement and other	(665)	(3,241)	(651)

Income tax expense	$41,103	$52,643	$55,074

In 1998 Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008. Philip Morris exercised its option to purchase the remaining interest in Trademarks on February 19, 2009. Vector paid approximately $75,500 in taxes on this transaction in 2009.

The following table summarizes the activity related to the unrecognized tax benefits:

Balance at January 1, 2008	4,203
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	186
Reductions based on tax positions related to prior years	—
Settlements	—
Expirations of the statute of limitations	(1,686)

Balance at December 31, 2008	2,703
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	378
Reductions based on tax positions related to prior years	(550)
Settlements	(419)
Expirations of the statute of limitations	(1,833)

Balance at December 31, 2009	279
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	54
Reductions based on tax positions related to prior years	(157)
Settlements	(80)

Balance at December 31, 2010	$96

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
In the event the unrecognized tax benefits of $96 at December 31, 2010 were recognized, such recognition would impact the annual effective tax rate. The Company classifies all tax-related interest and penalties as income tax expense.

The Company believes it is reasonably possible that none of the currently unrecognized tax benefits will be recognized over the next 12 months, pertaining primarily to expiration of statutes of limitations of positions reported on U.S. and state and local income tax returns. The Company files U.S. and state and local income tax returns in jurisdictions with varying statutes of limitations.

7.	Long-Term Debt

Long-term debt consists of the following:

	2010	2009

Borrowings outstanding under revolving credit facility	$35,710	$17,382
Term loan outstanding under revolving credit facility	6,222	6,755
Equipment loans	19,030	4,852

	60,962	28,989
Less current portion	(40,077)	(19,933)

Amount due after one year	$20,885	$9,056

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2011	$40,077
2012	6,527
2013	4,230
2014	3,547
2015	3,024
Thereafter	3,557

$60,962

Revolving Credit Facility

The Company has a $50,000 credit facility with Wachovia Bank, N.A. (“Wachovia”) under which $35,710 was outstanding at December 31, 2010. Availability as determined under the facility was $290 based on eligible collateral at December 31, 2010. The facility is collateralized by all inventories and receivables of the Company and a mortgage on the Company’s manufacturing facility. The facility requires the Company’s compliance with certain financial and other covenants including a restriction on the Company’s ability to pay cash dividends unless the Company’s borrowing availability, as defined, under the facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, is at least $5,000 and no event of default has occurred under the agreement, including the Company’s compliance with the covenants in the credit facility.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The term of the Wachovia facility expires on March 8, 2012, subject to automatic renewal for additional one-year periods unless a notice of termination is given by Wachovia or the Company at least 60 days prior to such date or the anniversary of such date. Prime rate loans under the facility bear interest at a rate equal to the prime rate of Wachovia with Eurodollar rate loans bearing interest at a rate of 2.0% above Wachovia’s adjusted Eurodollar rate. The facility contains covenants that provide that the Company’s earnings before interest, taxes, depreciation and amortization, as defined under the facility, on a trailing twelve month basis, shall not be less than $100,000 if the Company’s excess availability, as defined, under the facility, is less than $20,000. The covenants also require that annual capital expenditures, as defined under the facility (before a maximum carryover amount of $2,500), shall not exceed $10,000 during any fiscal year. On November 1, 2010, the Company and Wachovia entered into the credit facility’s Seventh Amendment to permit the Company to incur Capital Expenditures (as defined in the credit facility) of up to $33,000 solely for 2010. The Seventh Amendment was effective as of August 31, 2010.

In August 2007, Wachovia made an $8,000 term loan to 100 Maple LLC (“Maple”), a subsidiary of the Company, within the commitment under the existing credit facility. The $8,000 term loan is collateralized by the existing collateral securing the credit facility, and is also collateralized by a lien on certain real property (the “Mebane Property”) owned by Maple. The Mebane Property also secures the other obligations of the Company under the credit facility. The $8,000 term loan did not increase the $50,000 borrowing amount of the credit facility, but did increase the outstanding amounts under the credit facility by the amount of the term loan and proportionately reduces the maximum borrowing availability under the facility.

In August 2007, Liggett and Wachovia amended the credit facility to permit the guaranty of the Senior Secured Notes described in Note 1 by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility was amended to grant to Wachovia a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. In connection with the amendment, Wachovia, Liggett, Maple and the collateral agent for the holders of Vector’s Senior Secured Notes entered into an inter-creditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wachovia on the Liggett and Maple assets.
Equipment Loans

In October 2005, Liggett purchased equipment for $4,441 through a financing agreement payable in 24 installments of $112 and then 24 installments of $90. Interest is calculated at 4.89%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $1,110. This loan was retired and the security deposit was returned to Liggett during 2009.

In December 2005, Liggett purchased equipment for $2,273 through a financing agreement payable in 24 installments of $58 and then 24 installments of $46. Interest is calculated at 5.05%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $568. This loan was retired and the security deposit was returned to Liggett during 2009.

In August 2006, Liggett purchased equipment for $7,922 through a financing agreement payable in 30 installments of $191 and then 30 installments of $103. Interest is calculated at 5.15%. Liggett was required to provide a security deposit equal to 20% of the funded amount or $1,584. This debt was retired as part of the refinancing discussed below in the third quarter of 2010.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
In May 2007, Liggett purchased equipment for $1,576 through a financing agreement, payable in 60 installments of $32. Interest is calculated at 7.99% per annum. This debt was retired as part of the refinancing discussed below in the third quarter of 2010. In August 2008, Liggett purchased equipment for $2,745 through a financing agreement, payable in 60 installments of $53. Interest is calculated at 5.94% per annum. Liggett was required to provide a security deposit equal to approximately 15% of the funded amount or $428. . This debt was retired as part of the refinancing discussed below in the third quarter of 2010.

In 2010, the Company has entered into nine financing agreements for a total of $16,634 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.28% per annum and the interest rate on the various notes ranges between 2.59% and 6.13%.

The Company also refinanced $3,575 of debt related to prior equipment purchases during the third quarter of 2010. The refinanced debt had a weighted average interest rate of 6.03% and an average remaining term of 25 months. The new debt carries an interest rate of 5.95% and a term of 36 months.

At December 31, 2010 and 2009, the Company had approximately $19,030 and $4,852 outstanding under these equipment loans.

All equipment loans are collateralized by the equipment they finance.

See Note 2 for fair value of debt at December 31, 2010 and 2009.
8.	Operating Leases

At December 31, 2010, the Company has operating leases for building space, vehicles and computer equipment. The future minimum lease payments are as follows:

Lease
Commitments
Year Ending December 31
2011	$687
2012	676
2013	677
2014	686
2015	630
Thereafter	21

$3,377

In addition to the above scheduled future minimum lease payments, Liggett expects to receive approximately $2,513 in allocated lease expense over the next five years and thereafter from Liggett Vector Brands, a wholly-owned subsidiary of VGR.

Rental expense for the years ended December 31, 2010, 2009, and 2008 amounted to approximately $2,368, $1,852, and $1,969, respectively.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
9.	Stock Compensation

The Company’s parent, Vector, offers stock option plans. As of December 31, 2010, there were approximately 3,815,336 shares available for issuance under Vector’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”). All employees of Vector and its subsidiaries are eligible to receive grants under such plans. Although Liggett has no employees it received an allocation of non-cash stock compensation from Liggett Vector Brands of $31, $355, and $387 for the years ended December 31, 2010, 2009, and 2008, respectively. These amounts are expense allocations only and do not represent a rollforward of option balances. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations. As of December 31, 2010 Liggett Vector Brands had employees with options for 712,077 shares of Vector’s common stock.

Non-qualified options for 105,000 shares of Vector’s common stock were issued during 2010 to employees under Vector’s stock compensation plans. The exercise price of the options granted was $15.63 in 2010. The exercise prices of the options granted in 2010 were at the fair market value on the dates of the grants. There were no option grants during 2009 or 2008. Awards of options to employees under the Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.

The fair value of option grants is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.

The assumptions used under the Black-Scholes option pricing model in computing fair value of options are based on the expected option life considering both the contractual term of the option and expected employee exercise behavior, the interest rate associated with U.S. Treasury issues with a remaining term equal to the expected option life and the expected volatility of the Company’s common stock over the expected term of the option. The assumptions used for grants in the year ended December 31, 2010 were as follows:

Risk-free interest rate	2.59%
Expected volatility	24.43%
Dividend yield	9.75%
Expected holding period	4.74 years
Weighted average grant date fair value	$1.03
In November 2005, the President of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 63,813 shares of Vector’s common stock pursuant to the 1999 Plan. Pursuant to his restricted share agreement, one-fourth of the shares vested on November 1, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. Liggett Vector Brands recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant. Liggett recorded an expense of $0 in 2010, $196 for 2009, and $229 in 2008 associated with the grant.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations.
10.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview

Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and other cigarette manufacturers. The cases generally fall into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging the use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iii) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation and the effects of the tobacco litigation settlements discussed below are not quantifiable at this time. For the years ended December 31, 2010, 2009, and 2008, Liggett incurred legal expenses and other litigation costs totaling approximately $23,389 (which includes expense of $16,161 for the Lukacs and Ferlanti judgments described below), $6,000, and $8,800 , respectively.

Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related or other litigation are or can be significant.

Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. Liggett has secured approximately $5,055 in bonds as of December 31, 2010.

In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases (defined below) in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. The legislation applies to judgments entered after the effective date and remains in effect until December 31, 2012. Certain plaintiffs have challenged the constitutionality of the bond cap statute. In one of these cases, the court recently upheld the constitutionality of the statute. Although the Company cannot predict the outcome of such challenges, it is possible that the Company’s financial position, results of operations, or cash flows could be materially affected by an unfavorable outcome of such challenges.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
Liggett records provisions in their consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 10: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be vigorously defended. However, Liggett may enter into settlement discussions in particular cases if it believes it is in its best interest to do so.

Individual Actions

As of December 31, 2010, there were 36 individual cases pending against Liggett where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include Engle progeny cases (defined below) or the approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of individual cases by state that are pending against Liggett or its affiliates as of December 31, 2010 (excluding Engle progeny cases in Florida and the cases consolidated in West Virginia):

Number
State	of Cases
Florida	15
New York	9
Louisiana	5
Maryland	3
West Virginia	2
Missouri	1
Ohio	1
Liggett Only Cases. There are currently seven cases pending where Liggett is the only tobacco company defendant. Cases where Liggett is the only defendant could increase substantially as a result of the Engle progeny cases. In February 2009, in Fetlanti v. Liggett Group, a Florida state court jury awarded compensatory damages of $1,200 as well as $96 in expenses, but found that the plaintiff was 40% at fault. Therefore, plaintiff’s award was reduced to $720 in compensatory damages. Punitive damages were not awarded. In February 2011, the award was affirmed on appeal. In September 2010, the court awarded plaintiff’s attorneys’ fees of $996. Liggett has accrued $2,000 for this matter for the year ended December 31, 2010. In Blitch v. Liggett Group, an Engle progeny case, trial is scheduled for March 7, 2011. In O’Dwyer-Harkins v. R.J. Reynolds, an Engle progeny case, trial is scheduled for August 8, 2011. There has been no recent activity in Hausrath v. Philip Morris, a case pending in New York state court, where two individuals are suing. The other three individual actions, in which Liggett is the only tobacco company defendant, are dormant. In Davis v. Liggett Group, another Liggett only case, judgment was entered against Liggett in the amount of $540 plus attorneys’ fees. The judgment was paid by Liggett and this matter is concluded.

The plaintiffs’ allegations of liability in those cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment,

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity and violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses raised in individual cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.

In addition to several adverse verdicts against Liggett, jury awards in individual cases have also been returned against other cigarette manufacturers in recent years. The awards in these individual actions, often in excess of millions of dollars, may be for both compensatory and punitive damages. There are several significant jury awards against other cigarette manufacturers which are currently on appeal and several awards which are final and have been paid.

Engle Progeny Cases. In 2000, a jury in Engle v. R.J. Reynolds Tobacco Co. rendered a $145,000,000 punitive damages verdict in favor of a “Florida Class” against certain cigarette manufacturers, including Liggett. Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had one year from January 11, 2007 in which to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim to meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 deadline, are referred to as the “Engle progeny cases.” Liggett has been named in approximately 6,827 Engle progeny cases in both federal (3,735 cases) and state (3,092 cases) courts in Florida. Other cigarette manufacturers have also been named as defendants in these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from the action. These cases include approximately 9,100 plaintiffs, 671 of which represent consortium claims. The number of Engle progeny cases may increase as multi-plaintiff cases continue to be severed into individual cases. The total number of plaintiffs may also increase as a result of attempts by existing plaintiffs to add additional parties.

As of December 31, 2010, in addition to the Lukacs case described below, the following Engle progeny cases have resulted in judgments against Liggett:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)

			COMPENSATORY	PUNITIVE
			DAMAGES	DAMAGES
			AGAINST	AGAINST
DATE	CASE NAME	COUNTY	LIGGETT	LIGGETT

August 2009	Campbell v. R.J. Reynolds	Escambia	$156	None
March 2010	Douglas v. R.J. Reynolds	Hillsborogh	$1,350	None
April 2010	Clay v. R.J. Reynolds	Escambia	$349	$1,000
April 2010	Putney v. R.J. Reynolds	Broward	$3,008	None
Through December 31, 2010, there were 20 plaintiffs’ verdicts against the industry in Engle progeny cases including four adverse verdicts against Liggett, and 11 defense verdicts. The plaintiffs’ verdicts are currently on appeal. Several defense verdicts have also been appealed. For further information on the Engle case and on Engle progeny cases see “Class Actions — Engle Case,” below.

Lukacs Case. In June 2002, the jury in a Florida state court action entitled Lukacs v. R.J. Reynolds Tobacco Co., awarded $37,500 in compensatory damages, jointly and severally, in a case involving Liggett and two other cigarette manufacturers, which amount was subsequently reduced by the court. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first case to be tried as an individual Engle progeny case, but was tried almost five years prior to the Florida Supreme Court’s final decision in Engle. In November 2008, the court entered final judgment in the amount of $24,835 (for which Liggett was 50% responsible), plus interest from June 2002. Plaintiff filed a motion seeking an award of attorneys’ fees from Liggett based on plaintiff’s prior proposal for settlement. In March 2010, the Third District Court of Appeal affirmed the decision, per curiam. In June 2010, Liggett paid its share of the judgment and settled claims for attorneys’ fees and accrued interest for a total payment of approximately $14,361.

Class Actions

As of December 31, 2010, there were six actions pending for which either a class had been certified or plaintiffs were seeking class certification, where Liggett is a named defendant, including one alleged price fixing cases. Other cigarette manufacturers are also named in these actions.

Plaintiffs’ allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.

Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.

Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants’ conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
the class plaintiffs and a punitive damages trial on a class-wide basis, before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.

In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants’ petition for writ of certiorari. As a result of the Engle decision, approximately 9,100 plaintiffs have claims pending against Liggett and other cigarette manufacturers.

Three federal district courts (in the Merlob, Brown and Burr cases) ruled that the findings in the Phase I of the Engle proceedings could not be used to satisfy elements of plaintiffs’ claims, and two of those rulings (Brown and Burr) were certified by the trial court for interlocutory review. The certification was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated (in February 2009, the appeal in Burr was dismissed for lack of prosecution). In July 2010, the Eleventh Circuit ruled that the plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. Rather, plaintiffs may only use the findings to establish specific facts that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made. All federal cases were stayed pending review by the Eleventh Circuit. On December 22, 2010, stays were lifted in 12 cases selected by plaintiffs.

In December 2010, in the Martin case, a case against R.J. Reynolds, the Florida District Court of Appeals issued the first ruling by a Florida intermediate appellate court to address the Brown decision discussed above. The panel held that the trial court correctly construed the Florida Supreme Court’s 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle proceedings, expressly disagreeing with certain aspects of the Brown decision.

Other Class Actions. In Smith v. Philip Morris, a Kansas state court case filed in February 2000, plaintiffs allege that cigarette manufacturers conspired to fix cigarette prices in violation of antitrust

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
laws. Plaintiffs seek to recover an unspecified amount in actual and punitive damages. Class certification was granted in Smith in November 2001. Discovery is ongoing.

Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that use of the terms “light” and “ultra light” constitutes unfair and deceptive trade practices, among other things. In December 2008, the United States Supreme court, in Altria Group v. Good, ruled that the Federal Cigarette Labeling and Advertising Act did not preempt the state law claims asserted by the plaintiffs and that they could proceed with their claims under the Maine Unfair Trade Practices Act. This ruling has resulted in the filing of additional “lights” class action cases in other states. Although Liggett was not a defendant in the Good case, and is not a defendant in most of the other “lights” class actions, an adverse ruling or commencement of additional “lights” related class actions could have a material adverse effect on the Company.

In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, are alleged to have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of the appeal in another matter.

In June 1998, in Cleary v. Philip Morris, a putative class action was brought in Illinois state court on behalf of persons who were allegedly injured by: (i) defendants’ purported conspiracy to conceal material facts regarding the addictive nature of nicotine; (ii) defendants’ alleged acts of targeting their advertising and marketing to minors; and (iii) defendants’ claimed breach of the public’s right to defendants’ compliance with laws prohibiting the distribution of cigarettes to minors. Plaintiffs sought disgorgement of all profits unjustly received through defendants’ sale of cigarettes to plaintiffs and the class. In March 2009, plaintiffs filed a third amended complaint adding, among other things, allegations regarding defendants’ sale of “light” cigarettes. The case was then removed to federal court on the basis of this new claim. In November 2009, plaintiffs filed a revised motion for class certification which was denied by the court. In February 2010, the court granted summary judgment in favor of defendants as to all claims, other than a “lights” claim involving another cigarette manufacturer. The court granted leave to the plaintiffs to reinstate the motion as to the addiction claims. Plaintiffs filed a Fourth Amended Complaint in an attempt to resurrect their addiction claims. In June 2010, the court granted defendants’ motion to dismiss the Fourth Amended Complaint and in July 2010, the court denied plaintiffs’ motion for reconsideration. In August 2010, plaintiffs appealed to the United States Court of Appeals for the Seventh Circuit.

In April 2001, in Brown v. Philip Morris USA, a California state court granted in part plaintiffs’ motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants’ cigarettes “during the applicable time period” and who were exposed to defendants’ marketing and advertising activities in California. In March 2005, the court granted defendants’ motion to decertify the class based on a recent change in California law. In June 2009, the California Supreme Court reversed and remanded the case to the trial court for further proceedings regarding whether the class representatives have, or can, demonstrate standing. In August 2009, the California Supreme Court denied defendants’ rehearing petition and issued its mandate. In September 2009, plaintiffs sought reconsideration of the court’s September 2004 order finding that plaintiffs’ allegations regarding “lights” cigarettes were preempted by federal law, in light of the recent United States Supreme Court decision in Good. In March 2010, the trial court granted reconsideration of its September 2004 order granting partial summary judgment to defendants with respect to plaintiffs’ “lights” claims on the basis of judicial decisions issued since its order was

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
issued, including the Unitied States Supreme Court’s ruling in Good, thereby reinstating plaintiffs’ “lights” claims. Since the trial court’s prior ruling decertifying the class was reversed on appeal by the California Supreme court, the parties and the court are treating all claims currently being asserted by the plaintiffs as certified, subject, however, to defendants’ challenge to the class representatives standing to assert their claims. Trial is scheduled to start on May 6, 2011.

Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action which commenced in June 2010 and ended in a mistrial. A new trial is scheduled for October 17, 2011. If the case were to proceed against Liggett, it is estimated that Liggett could be a defendant in approximately 100 of the individual cases.

In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.

Health Care Cost Recovery Actions

As of December 31, 2010, there were four Health Care Cost Recovery Actions pending against Liggett. Other cigarette manufacturers are also named in these cases. The claims asserted in health care cost recovery actions vary. Although, typically, no specific damage amounts are pled, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

Other claims asserted include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

DOJ Lawsuit. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.

In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court’s decision. In February 2010, the government and all defendants, other than Liggett, filed petitions for writ of certiorari to the United States Supreme Court. In June 2010, the United states Supreme Court, without comment denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court’s Final Judgment which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message though use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous that another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim or privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission (“FTC”) for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government’s costs in bringing the action.

It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in restrictions that adversely affect the industry, Liggett’s sales volume, operating income and cash flows could be materially adversely affected.

In City of St. Louis v. American Tobacco Company, a case pending in Missouri state court since December 1998, the City of St. Louis and approximately 38 hospitals seek recovery of costs expended by the hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. In June 2005, the court granted defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. In April 2010, the court further determined that each plaintiff is barred from seeking damages which accrued more than five years prior to the time that plaintiff joined the suit. In that same order, the court granted partial summary judgment for defendants barring plaintiffs’ claims for future damages. In July 2010, the court dismissed certain other claims brought by plaintiffs, on the grounds that they were preempted. Defendants have filed other summary judgment motions that remain pending. Trial commenced on January 31, 2011.

In June 2005, the Jerusalem District Court in Israel added Liggett as a defendant in an action commenced in 1998 by the largest private insurer in that country, General Health Services, against the major United States cigarette manufacturers. The plaintiff seeks to recover the past and future value of the total expenditures for health care services provided to residents of Israel resulting from tobacco related diseases, court ordered interest for past expenditures from the date of filing the statement of claim, increased and/or punitive and/or exemplary damages and costs. The court ruled that, although Liggett had not sold product in Israel since at least 1978, it might still have liability for cigarettes sold prior to that time. Motions filed by defendants are pending.

In May 2008, in National Committee to Preserve Social Security and Medicare v. Philip Morris USA, a case pending in the United States District Court for the Eastern District of New York, plaintiffs commenced an action to recover twice the amount paid by Medicare for the health care services

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
provided to Medicare beneficiaries to treat diseases allegedly attributable to smoking defendants’ cigarettes from May 21, 2002 to the present, for which treatment defendants’ allegedly were required to make payment under Medicare Secondary Payer provisions of the Social Security Act. In July 2008, defendants’ filed a motion to dismiss plaintiffs’ claims and plaintiffs filed a motion for partial summary judgment. In March 2009, the court granted defendants’ motion and dismissed the case. In May 2009, plaintiffs noticed an appeal to the United States Court of Appeals for the Second Circuit and in September 2010, the court vacated the District Court’s decision, and remanded the case with instructions for the the District Court to dismiss the complaint on other grounds. Plaintiffs’ motion for rehearing was denied by the court and on December 20, 2010, the court remanded the case to the district court with instructions to dismiss the complaint.

Upcoming Trials

In addition to the January 2011 trial in the City of St. Louis case and the May 2011 trial in the Brown case, both discussed above, as of December 31, 2010, there were approximately 43 Engle progeny cases scheduled for trial in 2011. Additionally, a Florida individual case is scheduled for trial on September 12, 2011. Liggett and other cigarette manufacturers are currently named as defendants in each of these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from the action. Cases against other cigarette manufacturers are also currently scheduled for trial in 2011. Trial dates are subject to change.

MSA and Other State Settlement Agreements

In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims within those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.

In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.

As a result of the MSA, the Settling States released Liggett from:
•	all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.
The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.

Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets, and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.65% of total cigarettes sold in the United States. According to data from Management Science Associates, Inc., domestic shipments by Liggett accounted for approximately 2.2%, 2.3% and 3.2% of the total cigarettes shipped in the United States in 2008, 2009 and 2010 respectively. If Liggett’s market share exceeds their respective market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. Liggett paid $39,760 for their 2008 MSA obligations, and paid $47,599 for their 2009 MSA obligations. Liggett has expensed $129,392 for its estimated MSA obligations in 2010 as part of cost of goods sold. In December 2010, Liggett prepaid $92,500 of their estimated 2010 MSA obligations. Additional amounts may be due for 2010 but will not be determined by the Independent Auditor until April 2011.

Certain MSA Disputes

NPM Adjustment. In March 2006, an economic consulting firm selected pursuant to the MSA rendered its final and non-appealable decision that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers to non-participating manufacturers for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to their 2003, 2004, 2005 and 2006 MSA payments. The Participating Manufacturers may also be entitled to potential NPM Adjustments to their 2007, 2008 and 2009 payments pursuant to an agreement entered into in June 2009 between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers in 2007, 2008 and 2009. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that Settling State.

For 2003 through 2010, Liggett disputed that they owe the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett has withheld payment associated with these NPM Adjustment amounts. The total amount withheld or paid into a disputed payment account by Liggett for 2003 through 2010 is $27,186. In 2003, Liggett paid the NPM adjustment amount of $9,304 to the Settling States although the Company continues to dispute this amount. At December 31, 2010, included in “Other assets” on the Company’s consolidated balance sheet was a noncurrent receivable of $6,513 relating to such payment.

The following amounts have not been expensed in the accompanying consolidated financial statements as they relate to Liggett’s claim for an NPM adjustment: $6,513 for 2003, $3,789 for 2004 and $800 for 2005. Liggett has expensed all disputed amounts related to the NPM Adjustment since 2005.

Since April 2006, notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States over the issue of whether the application of the NPM Adjustment for 2003 is to be determined through litigation or arbitration. These actions relate to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that have decided the issue have ruled that the 2003 NPM Adjustment dispute is arbitrable. All 47 of those decisions are final and non-appealable. One court, the Montana Supreme Court, ruled that Montana’s claim of diligent enforcement must be litigated. The United States Supreme Court denied certiorari with respect to that opinion. In response to a proposal from each of the OPMs and many of the SPMs, 45 of the Settling States, representing approximately 90% of the allocable share of the Settling States, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected and procedural hearings, discovery and briefing on legal issues of general application have commenced. Because states representing more than 80% of the allocable share signed the agreement, signing states will receive a 20% reduction of any potential 2003 NPM adjustment. There can be no assurance that Liggett will receive any adjustment as a result of these proceedings.

Gross v. Net Calculations. In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” unit amounts, rather than “gross” unit amounts (which had been used since 1999).

Liggett objected to this retroactive change and disputed the change in methodology. Liggett contends that the retroactive change from using “gross” to “net” unit amounts is impermissible for several reasons, including:
•	use of “net” unit amounts is not required by the MSA (as reflected by, among other things, the use of “gross” unit amounts through 2005);

•	such a change is not authorized without the consent of affected parties to the MSA;

•	the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and

•	Liggett and others have relied upon the calculations based on “gross” unit amounts since 1998.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
The change in the method of calculation could result in Liggett owing, at a minimum, approximately $9,300 plus interest of additional MSA payments by Liggett because the proposed change from “gross” to “net” units would serve to lower Liggett’s market share exemption under the MSA. The Company currently estimates that future MSA payments would be at least $2,300 higher if the method of calculation is changed. No amounts have been expensed or accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute. There can be no assurance that Liggett will not be required to make additional payments, which payments could adversely affect the Company’s consolidated financial position, results of operations or cash flows.

Litigation Challenging the MSA. In Freedom Holdings Inc. v. Cuomo, litigation pending in federal court in New York, certain importers of cigarettes allege that the MSA and certain related New York statutes violate federal antitrust and constitutional law. The district court granted New York’s motion to dismiss the complaint for failure to state a claim. On appeal, the United States Court of Appeals for the Second Circuit held that if all of the allegations of the complaint were assumed to be true, plaintiffs had stated a claim for relief on antitrust grounds. In January 2009, the district court granted New York’s motion for summary judgment, dismissing all claims brought by the plaintiffs, and dissolving the preliminary injunction. Plaintiffs appealed the decision. In October 2010, the Second Circuit affirmed the district court’s decision.

In Grand River Enterprises Six Nations, Ltd. v. King, another proceeding pending in federal court in New York, plaintiffs seek to enjoin the statutes enacted by New York and other states in connection with the MSA on the grounds that the statutes violate the Commerce Clause of the United States Constitution and federal antitrust laws. In September 2005, the United States Court of Appeals for the Second Circuit held that if all of the allegations of the complaint were assumed to be true, plaintiffs had stated a claim for relief and that the New York federal court had jurisdiction over the other defendant states. On remand, the trial court held that plaintiffs are unlikely to succeed on the merits. After discovery, the parties cross-moved for summary judgment; briefing concluded in December 2009 and oral argument took place in April 2010.

Similar challenges to the MSA and MSA-related state statutes are pending in several other states. Liggett and the other cigarette manufacturers are not defendants in these cases. Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful to date.

In October 2008, Vibo Corporation, Inc., d/b/a General Tobacco (“Vibo”) commenced litigation in the United States District Court for the Western District of Kentucky against each of the Settling States and certain Participating Manufacturers. Vibo alleged, among other things, that the market share exemptions (i.e.: grandfathered shares) provided to certain SPMs under the MSA, including Liggett, violate federal antitrust and constitutional law. In January 2009, the district court dismissed the complaint. In January 2010, the court entered final judgment in favor of the defendants. Vibo appealed to the United States Court of Appeals for the Sixth Circuit. A decision is pending.

Other State Settlements. The MSA replaces Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Liggett’s agreements with these states remain in full force and effect, subject to the changes with Minnesota and Florida discussed below. These states’ settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett’s payment obligations based on subsequent

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states’ settlements with United States Tobacco Company, Liggett’s payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state’s respective settlement with the other major tobacco companies. Therefore, Liggett’s non-economic obligations to all states and territories are now defined by the MSA.

In 2003, in order to resolve any potential issues with Minnesota as to Liggett’s ongoing economic settlement obligations, Liggett agreed to pay $100 a year to Minnesota, to be paid any year cigarettes manufactured by Liggett are sold in that state. In 2003 and 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make certain required payments under the respective settlement agreements with these states. Liggett believes it is not obligated to make any further payments to these states, based, among other things, on the language of the most favored nation provisions of the respective settlement agreements. In December 2010, Liggett settled with Florida and agreed to pay Florida $1,200 and to make further payments of $250 per year for a period of 21 years. The payments in years 12 — 21 will be subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida under the settlement agreement. The Company accrued approximately $3,200 for this matter. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments, which could adversely affect the Company’s consolidated financial position, results of operations or cash flows.

Cautionary Statement. Management is not able to predict the outcome of the litigation pending or threatened against Liggett. Litigation is subject to many uncertainties. For example, the jury in the Lukacs case, an Engle progeny case tried in 2002, awarded $24,835 in compensatory damages plus interest against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict was affirmed on appeal and Liggett paid $14,361 in June 2010. To date, Liggett has been found liable in four other Engle progeny cases, which are currently on appeal. As a result of the Engle decision, over 9,100 plaintiffs have claims pending against Liggett and other cigarette manufacturers. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may enter into discussions in an attempt to settle particular cases, if it believes it is in its best interests to do so.

Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation, or could lead to multiple adverse decisions in the Engle progeny cases. Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its condensed consolidated financial statements for unfavorable outcomes. The complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual’s complaint against the tobacco industry seek money damages in an amount to be determined by a jury, plus punitive damages and costs.

The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation or legislation.

It is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.

Liggett’s management is unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believe that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.

Other Matters:

In February 2004, Liggett Vector Brands and another cigarette manufacturer entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. This agreement has been extended through February 2014. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses, if any, incurred by the surety under the bond program, with a maximum loss exposure of $500 for Liggett Vector Brands. To secure its potential obligations under the agreement, Liggett Vector Brands has delivered to the subsidiary of the association a $100 letter of credit and agreed to fund up to an additional $400. Liggett Vector Brands has incurred no losses to date under this agreement, and the Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2010.

In December 2009, a complaint was filed against Liggett in Alabama state court by the estate of a woman who died, in 2007, in a house fire allegedly caused by the ignition of contents of the house by a Liggett cigarette. The plaintiff sued under the Alabama Extended Manufacturers Liability Doctrine and for breach of warranty and negligence. The plaintiff sought both punitive and compensatory damages. In January 2010, Liggett removed the case to federal court. In February 2010, Liggett filed a motion to dismiss the case and plaintiff filed a motion to remand. In September 2010, the court granted plaintiff’s motion to remand, but the order was stayed pending non-binding mediation of the dispute, which occurred in January 2011. The matter was settled for $30.

There may be several other proceedings, lawsuits and claims pending against Liggett unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.
11.	Related Party Transactions
Liggett is a party to an agreement dated February 26, 1991, as amended June 30, 2001, with Vector to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. The charges for services under this agreement amounted to $1,764 in 2010, 2009 and 2008.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(in thousands of dollars)
In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $6,256 in 2010, $5,959 in 2009 and $5,675 in 2008.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments.

On January 1, 2004 Liggett entered into a manufacturing agreement with Vector Tobacco whereby Liggett agreed to provide handling, storage, manufacturing, preparation, record-keeping, remittance of federal excise tax payments, processing of returns and other services relating to the manufacture of Vector Tobacco brands. The agreement expired December 31, 2005, but is automatically renewed for a successive one-year term unless otherwise terminated by either party. Pricing is set forth in the agreement based on previously determined standard costs and invoices are sent to Vector Tobacco monthly. In 2010, 2009 and 2008, Liggett manufactured approximately 1.1, 1.2 and 1.1 billion units of Vector Tobacco brands respectively, and realized $66,667, $67,161 and $34,577, respectively, in net receipts from these sales and $1,171, $1,349 and $1,158, respectively, in profit from the agreement.

As of December 31, 2010 and 2009, Liggett has a net receivable from Vector Tobacco totaling $969 and $6,304, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco in 2010.

The remaining related party net receivable balances of $13,334 and $5,855 at December 31, 2010 and 2009, respectively, relate primarily to transactions with Liggett’s affiliate, Liggett Vector Brands.

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. During 2010, 2009 and 2008, Liggett expensed $61,840, $55,549 and $55,602, respectively, for services provided by Liggett Vector Brands of which $(35) related to restructuring costs in 2008. The remaining expenses have been classified as selling, general and administrative ($35,431, $31,553 and $31,612 for the years ended December 31, 2010, 2009 and 2008, respectively) and cost of goods sold ($26,409, $23,996 and $24,025 for the years ended December 31, 2010, 2009 and 2008, respectively).
12.	Restructuring
During 2004, Liggett Vector Brands adopted a restructuring plan in its continuing effort to adjust the cost structure of the business and improve operating efficiency. The remaining pre-tax restructuring liability of $280 as of December 31, 2010, relates to the subletting of its New York office.

Schedule II — Valuation and Qualifying Accounts

		Additions
		Charged
	Balance	to
	at	Costs		Balance
	Beginning	and		at End of
	of Period	Expenses	Deductions	Period
Description
Year ended December 31, 2010
Allowance for:
Doubtful accounts	$150	$78	$34	$194
Cash discounts	186	23,361	23,511	36
Sales returns	3,330	2,873	2,353	3,850

Total	$3,666	$26,312	$25,898	$4,080

Year ended December 31, 2009
Allowance for:
Doubtful accounts	$46	$105	$1	$150
Cash discounts	194	17,347	17,355	186
Sales returns	3,000	2,997	2,667	3,330

Total	$3,240	$20,449	$20,023	$3,666

Year ended December 31, 2008
Allowance for:
Doubtful accounts	$46	$—	$—	$46
Cash discounts	61	12,980	12,847	194
Sales returns	2,600	2,355	1,955	3,000

Total	$2,707	$15,335	$14,802	$3,240